Exhibit 10.43

AMENDED AND RESTATED STOCKHOLDER AGREEMENT

among

RHAPSODY INTERNATIONAL INC.,

REALNETWORKS, INC.,

REALNETWORKS DIGITAL MUSIC OF CALIFORNIA, INC.,

VIACOM INTERNATIONAL INC.,

NAPSTER, LLC,

BEST BUY CO., INC.

and

DMS HOLDCO INC.

Dated as of November 30, 2011

i

ii

AMENDED AND RESTATED STOCKHOLDER AGREEMENT, dated as of November 30, 2011, among RHAPSODY INTERNATIONAL INC., a Delaware corporation (the “Company”), RealNetworks, Inc., a Washington corporation (“RN Parent”), RealNetworks Digital Music of California, Inc., a California corporation (“RN Sub”), Viacom International Inc., a Delaware corporation (“MTVN Parent”), on behalf of its MTV Networks Division, DMS Holdco Inc., a Delaware corporation (“MTVN Sub”) and Napster, LLC, a Delaware limited liability company (“Napster”) and Best Buy Co., Inc., a Minnesota corporation (“Napster Parent”).

RECITALS

WHEREAS, the Company was first formed as a limited liability company under Delaware law on August 16, 2007 under the name “Rhapsody America LLC” and was converted to a corporation under the name “Rhapsody International Inc.” by the filing of its Certificate of Conversion and Certificate of Incorporation with the Secretary of State of the State of Delaware on March 31, 2010;

WHEREAS, MTVN Sub and RN Sub have entered into the Transaction, Contribution and Purchase Agreement dated as of February 9, 2010 (the “Transaction Agreement”) to effect the transfer and contribution of certain assets to the Company;

WHEREAS, the Company, Napster Parent, Napster and Napster, Inc. have entered into the Asset Purchase Agreement dated as of October 3, 2011 (the “Asset Purchase Agreement”) pursuant to which Napster has purchased shares of the Class A Common Stock;

WHEREAS, as of the date hereof, (i) MTVN Sub and Napster own the Company’s Class A common stock, par value $0.01 per share (“Class A Stock”) and (ii) RN Sub owns the Company’s preferred stock, par value $0.01 per share (“ Preferred Stock” and together with Class A Stock, “Voting Stock”) in the amounts set forth opposite their respective names on Schedule A attached hereto;

WHEREAS, each of the parties hereto desires to enter into this Agreement (as defined below) in order to establish certain rights and obligations of RN Sub, MTVN Sub, Napster and the Other Stockholders as holders of Voting Stock; and

WHEREAS, this Agreement shall amend and restate in its entirety the existing Stockholder Agreement (the “Original Stockholder Agreement”), dated as of March 31, 2010, among the Company, RN Parent, RN Sub, MTVN Parent and MTVN Sub.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01. Certain Defined Terms. As used in this Agreement:

“Adoption Agreement” has the meaning assigned to such term in Section 3.02(a)(i).

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such specified Person; provided that the Company and its Subsidiaries shall not be deemed to be an Affiliate of any Stockholder or Parent; provided, further, that “Affiliate”, when used with respect to MTVN Sub or MTVN Parent or any of their Affiliates, shall only mean Viacom Inc., a Delaware corporation, and any direct or indirect Subsidiaries of Viacom Inc. and shall not include any direct or indirect stockholder of Viacom Inc. or any of their Affiliates other than Viacom Inc. and any direct or indirect Subsidiaries of Viacom Inc.; provided, further, that “Affiliate”, when used with respect to RN Parent or RN Sub or any of their Affiliates, shall only mean RN Parent and any direct or indirect Subsidiaries of RN Parent and shall not include any direct or indirect stockholder of RN Parent or any of their Affiliates other than any direct or indirect Subsidiaries of RN Parent; provided, further, that “Affiliate”, when used with respect to Napster Parent or Napster or any of their Affiliates, shall only mean Napster Parent and any direct or indirect Subsidiaries of Napster Parent and shall not include any direct or indirect stockholder of Napster Parent or any of their Affiliates other than any direct or indirect Subsidiaries of Napster Parent.

“Agreement” means this Amended and Restated Stockholder Agreement, as it may be amended, supplemented, restated or modified from time to time.

“Asset Purchase Agreement” has the meaning set forth in the recitals of this Agreement.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or a U.S. Federal holiday.

“By-laws” means the By-laws of the Company, as amended or restated from time to time.

“Charter” means the Certificate of Incorporation of the Company, as amended or restated from time to time.

“Class A Stock” has the meaning set forth in the recitals of this Agreement.

“Class B Stock” means the Company’s Class B common stock, par value $0.01 per share.

“Common Stock” means Class A Stock and Class B Stock, collectively.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Deemed Liquidation Event” has the meaning assigned to such term in the Charter.

“Deferral Period” has the meaning assigned to such term in Section 6.06.

“Demand Registration” has the meaning assigned to such term in Section 6.01.

“Director” means any member of the Board.

“Drag-Along Notice” has the meaning assigned to such term in Section 3.06.

“Drag-Along Party” has the meaning assigned to such term in Section 3.06.

“Drag-Along Price” has the meaning assigned to such term in Section 3.06.

“Drag-Along Purchaser” has the meaning assigned to such term in Section 3.06.

“Drag-Along Right” has the meaning assigned to such term in Section 3.06.

“Drag-Along Terms” has the meaning assigned to such term in Section 3.06.

“Equity Security” means (i) any common stock, preferred stock or other capital stock, (ii) any securities convertible into or exchangeable for common stock, preferred stock or other capital stock or (iii) any options, rights or warrants (or any similar securities) to acquire common stock, preferred stock or other capital stock.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended.

“GAAP” means generally accepted accounting principles in the United States.

“Indebtedness” means, with respect to any Person, all obligations of such Person (i) for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations with respect to principal, accrued interest, and any applicable prepayment charges or premiums and any unpaid fees, expenses or other monetary obligations in respect thereof); (ii) evidenced by notes, bonds, debentures, mortgages or similar instruments; and (iii) all obligations of the types described in clauses (i) and (ii) above of any other individual or entity, the payment of which is guaranteed or is subject to contingent guarantee, directly or indirectly, by such Person or is secured by a pledge, mortgage, encumbrance or other Lien of any kind or character on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnified Persons” has the meaning assigned to such term in Section 6.08(a).

“Independent Director” means a Director who (i) qualifies as an “independent director” of the Company under (a) NYSE Rule 303A(2), as such Rule may be amended, supplemented or replaced from time to time or (b) any comparable rule or regulation of a primary securities exchange or quotation system, (ii) is identified as independent upon the mutual agreement of RN Stockholder and MTVN Stockholder or (iii) is the Chief Executive Officer or the highest-ranking officer of the Company as set forth in the proviso to Section 2.01(a)(iii).

“Inspectors” has the meaning assigned to such term in Section 6.04(a)(vii).

“Initiating Holders” has the meaning assigned to such term in Section 6.01(a).

“Initiating Stockholder” has the meaning assigned to such term in Section 3.05(a).

“Issuer FWP” has the meaning assigned to “issuer free writing prospectus” in Rule 433 under the Securities Act.

“Lien” means any pledge, encumbrance, security interest, purchase option, call or similar right.

“MTVN Designees” has the meaning assigned to such term in Section 2.01(a)(ii).

“MTVN Music Group” has the meaning assigned to such term in the Audio Music Service Brand and Content License, Distribution and Advertising Agreement dated as of August 20, 2007, by and between MTVN Parent and the Company, as such agreement may be amended, supplemented, restated or modified from time to time.

“MTVN Stockholder” means MTVN Sub and shall include any successor to MTVN Sub, or any assignee of MTVN Sub pursuant to Section 3.02(a)(i).

“Napster Stockholder” shall mean Napster and shall include any successor to Napster, or any assignee of Napster pursuant to Section 3.02(a)(i).

“New Securities” has the meaning assigned to such term in Section 3.07(b).

“Non-initiating Stockholder” has the meaning assigned to such term in Section 3.05(a).

“Offered Price” has the meaning assigned to such term in Section 3.05(b).

“Offered Stock” has the meaning assigned to such term in Section 3.05(a).

“Original Stockholder Agreement” has the meaning set forth in the recitals of this Agreement.

“Original Stockholder” has the meaning assigned to such term in Section 3.06.

“Other Stockholder” has the meaning assigned to such term in Section 7.13.

“Parent” means (i) in the case of RN Sub, RN Parent, (ii) in the case of MTVN Sub, MTVN Parent and (iii) in the case of any other Stockholder, such Stockholder’s direct or indirect ultimate Controlling Person at the time such Stockholder becomes a Stockholder (except to the extent such Stockholder is an Affiliate of MTVN Parent, in which case the Parent of such Stockholder shall continue to mean MTVN Parent).

“Participating Stockholder” means any Stockholder participating in a given registered offering by offering Registrable Securities pursuant to Section 6.01 or Section 6.02.

“Participation Stockholder” has the meaning assigned to such term in Section 3.07(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental authority or other entity.

“Piggyback Registration” has the meaning assigned to such term in Section 6.02.

“Preferred Stock” has the meaning set forth in the recitals of this Agreement.

“Public Offering” shall mean the completion of a sale of common stock pursuant to a registration statement which has become effective under the Securities Act (excluding registration statements on Form S-4, S-8 or similar limited purpose forms), in which some or all of the Common Stock or the common stock of any Subsidiary of the Company shall be listed and traded on a national exchange or on the NASDAQ National Market System. The first such Public Offering shall be the “Company’s IPO”.

“Records” has the meaning assigned to such term in Section 6.04(a)(vii).

“Registrable Securities” means (i) all shares of Class A Stock issuable upon conversion of Preferred Stock together with all shares of the Class A Stock, in each case held by Napster Stockholder, MTVN Stockholder, RN Stockholder and any Other Stockholder and (ii) other than with respect to Section 6.01, all shares of Class B Stock; provided that any such securities will cease to be Registrable Securities when (i) a Registration Statement relating to such securities has been declared effective by the SEC (or become automatically effective) and such securities have been disposed of by the applicable Stockholder pursuant to such Registration Statement or (ii) such securities have been disposed of by the applicable Stockholder pursuant to Rule 144 promulgated under the Securities Act.

“Registration Statement” has the meaning assigned to such term in Section 6.01(a).

“Requesting Stockholder” has the meaning assigned to such term in Section 4.04.

“Right of First Offer” has the meaning assigned to such term in Section 3.05(a).

“RN Designees” has the meaning assigned to such term in Section 2.01(a)(i).

“RN Stockholder” means RN Sub and shall include any successor to RN Sub, or assignee of RN Sub pursuant to Section 3.02(a)(i).

“ROFO Initiator Notice” has the meaning set forth in Section 3.05(a).

“ROFO Notice” has the meaning assigned to such term in Section 3.05(b).

“ROFO Notice Period” has the meaning assigned to such term in Section 3.05(b).

“Sale Transaction” has the meaning assigned to such term in Section 3.02(a)(iii).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended.

“Selling Stockholders” has the meaning set forth in Section 3.08(a).

“Stockholder” means RN Stockholder, MTVN Stockholder, Napster Stockholder and any Other Stockholder.

“Subsidiary” means, with respect to any Person, any other Person of which such Person (i) owns directly or indirectly more than fifty percent (50%) of the equity, membership interest or beneficial interest, on a consolidated basis or (ii) owns directly or controls with power to vote, directly or indirectly through one or more Subsidiaries, shares of the equity, membership interest or beneficial interest having the power to elect more than fifty percent (50%) of the directors, trustees, managers or other officials having powers analogous to that of directors of a corporation.

“Tag-Along Equity” has the meaning set forth in 3.08(c).

“Tag-Along Notice” has the meaning set forth in 3.08(a).

“Tag-Along Terms” has the meaning set forth in 3.08(a)

“Transaction Agreement” has the meaning set forth in the recitals of this Agreement.

“Transfer” means, directly or indirectly, (i) to sell, transfer, assign or similarly dispose of, whether voluntarily, involuntarily or by operation of law, (ii) to enter into an agreement to vote, consent, grant a proxy or power of attorney or deposit shares into a voting trust, or the execution of a written consent, the grant of a proxy or power of attorney or the deposit of shares into a voting trust or (iii) to enter into a contract, option or other arrangement or understanding that upon consummation or foreclosure would effect a sale, transfer, assignment or similar disposition.

“Underwriter” means a securities dealer who purchases any Registrable Securities as a principal in connection with a distribution of such Registrable Securities and not as part of such dealer’s market-making activities.

“Voting Stock” has the meaning set forth in the recitals of this Agreement.

Section 1.02. Other Definitional Provisions. (a)The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

Corporate Governance

Section 2.01. Board Composition. (a)The number of Directors constituting the Board shall be fixed at the number that is the number of Directors that RN Stockholder and MTVN Stockholder are entitled to designate in the aggregate, from time to time, pursuant to Sections 2.01(a)(i), (ii) and (iii) below, which number shall initially be five (5). The Board shall be composed as follows:

(i) (A) two (2) Directors designated for election to the Board by RN Stockholder for so long as RN Stockholder continues to own shares of Voting Stock representing at least twenty-five percent (25%) of the then outstanding shares of Voting Stock; or (B) if clause (A) is not applicable, one (1) Director designated for election to the Board by RN Stockholder for so long as RN Stockholder continues to own shares of Voting Stock representing at least ten percent (10%) of the then outstanding shares of Voting Stock (in each case, the “RN Designees”); the initial RN Designees are set forth on Schedule B;

(ii) (A) two (2) Directors designated for election to the Board by MTVN Stockholder for so long as MTVN Stockholder continues to own shares of Voting Stock representing at least twenty-five percent (25%) of the then outstanding shares of Voting Stock; or (B) if clause (A) is not applicable, one (1) Director designated for election to the Board by MTVN Stockholder for so long as MTVN Stockholder continues to own shares of Voting Stock representing at least ten percent (10%) of the then outstanding shares of Voting Stock (in each case, the “MTVN Designees”); the initial MTVN Designees are set forth on Schedule C; and

(iii) one Independent Director jointly designated by RN Stockholder and MTVN Stockholder (for so long as each of RN Stockholder and MTVN Stockholder is entitled to designate at least one Director pursuant to Sections 2.01(a)(i) and (ii)) who shall initially be the individual set forth on Schedule D hereto. If at any time RN Stockholder and MTVN Stockholder cannot agree upon the designee for Independent Director, the Independent Director shall be selected pursuant to the provision set forth in Schedule E hereto; provided, however, in the event that the existing Independent Director resigns or is removed from the Board or if the Independent Director seat is otherwise vacant, the Company’s Chief Executive Officer (excluding any Person serving as the Company’s interim Chief Executive Officer), or if the office of the Chief Executive Officer is vacant or not permanently filled, then the Company’s highest ranking officer, shall serve as the Independent Director during such interim period.

(b) Each Stockholder agrees to vote or act by written consent with respect to (or cause to be voted or acted upon by written consent) all shares of Voting Stock then held of record by such Stockholder (x) in favor of the election to the Board of those individuals designated or nominated in accordance with Section 2.01(a) and (y) against the election to the Board of any individual not designated or nominated in accordance with Section 2.01(a); provided, however, that at the written request of either MTVN Stockholder or RN Stockholder with respect to a Director designated by such Stockholder pursuant to Section 2.01(a), each other Stockholder hereby agrees to vote or act by written consent with respect to (or cause to be voted or acted upon by written consent) all shares of Voting Stock then held of record by such Stockholder in favor of the removal from office of such Director at any meeting or upon any action by written consent called or taken for the purpose of removing such Director from office (and except as set forth in Section 2.01(d), otherwise shall not vote or act by written consent to cause the removal of such Director without cause).

(c) In the event of any vacancy in the office of Director of an RN Designee or MTVN Designee, each Stockholder agrees to vote or act by written consent with respect to (or cause to be voted or acted upon by written consent) all shares of Voting Stock then held of record by such Stockholder in favor of the election to the Board of an individual designated in writing by RN Stockholder or MTVN Stockholder, as applicable, and against the election to the Board of any individual not designated by RN Stockholder or MTVN Stockholder, as applicable. The Company and the Stockholders shall use their best efforts to fill any vacancies of the Board as soon as practicable following the date such vacancy is created.

(d) If at any time there is a reduction in the number of Directors a Stockholder has a right to designate pursuant to Sections 2.01(a)(i) and (ii), such Stockholder shall use its best efforts to cause such number of its designees to resign from the Board. If a designee fails to resign in accordance with the preceding sentence, each Stockholder agrees to vote or act by written consent with respect to (or cause to be voted or acted upon by written consent) all shares of Voting Stock then held of record by such Stockholder in favor of the removal of such Director without cause. The Company and the Stockholder shall use their best efforts to cause such action to be taken as soon as practicable following the date of decrease.

Section 2.02. Composition of Committees of the Board. The Board may from time to time designate one or more committees, each committee to consist of two (2) or more members of the Board; provided, however, that at least one RN Designee (for so long as RN Stockholder has the right to designate a Director pursuant to Section 2.01(a)(i)) and at least one MTVN Designee (for so long as MTVN Stockholder has the right to designate a Director pursuant to Section 2.01(a)(ii)) shall be entitled to representation on each committee of the Board.

ARTICLE III

Transfer of Shares

Section 3.01. Conditions to Transfer. (a)It shall be a condition to any Transfer that (i) such Transfer shall comply with the provisions of the Securities Act and applicable state securities laws and (ii) no such Transfer shall require the Company to file any report or other disclosure pursuant to the Securities Act or applicable state securities laws. Until the Transfer of any Voting Stock has been registered under the Securities Act, such Voting Stock may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

(b) It shall be a condition to any Transfer of any shares of Voting Stock that no applicable law or judgment issued by any governmental entity which would prohibit such Transfer shall be in effect, and all consents of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity necessary for the consummation of such Transfer shall have been obtained or filed or shall have occurred, and the Company and each Stockholder agree to reasonably cooperate with the transferring Stockholder, at such transferring Stockholder’s expense, to provide such information and make such filings as shall be necessary to satisfy as promptly as practicable the foregoing conditions in connection with a proposed Transfer; provided, however, that the Company shall not be required to make any filings pursuant to the Securities Act or any applicable state securities laws.

Section 3.02. Permitted Transfers. (a)The following Transfers shall be permitted at any time and from time to time:

(i) any Transfer by a Stockholder of all (but not less than all) of its Voting Stock to a wholly-owned Subsidiary of such Stockholder’s Parent so long as such transferee continues to remain so owned and executes a counterpart of this Agreement agreeing to be bound hereby to the same extent as the transferor (an “Adoption Agreement”); provided, however, that if at any time such transferee ceases to be a wholly-owned Subsidiary of such Stockholder’s Parent, then all Voting Stock held by such transferee shall be deemed to be automatically Transferred to such Parent or to another wholly-owned Subsidiary of such Parent designated by such Parent, which wholly-owned Subsidiary shall execute and deliver an Adoption Agreement; and

(ii) any Transfer by a Stockholder with the prior written consent of each of MTVN Stockholder and RN Stockholder.

(iii) Notwithstanding anything to the contrary set forth herein, the restrictions on Transfer set forth in Section 3.01(a) shall not prohibit (A) any merger, consolidation or binding share exchange with a third party, (B) sale or other disposition of all or substantially all of the equity securities or sale or other disposition of all or substantially all of the assets of RN Parent, MTVN Parent or Napster Parent, or (C) any transaction involving all or substantially all of the assets of the MTVN Music Group (each, a “Sale Transaction”); provided that (x) in the case of a Sale Transaction in which the Voting

Stock of MTVN Stockholder is Transferred, the MTVN Stockholder following such Sale Transaction shall be an entity belonging to the MTVN Music Group; (y) in the case of a Sale Transaction in which the Voting Stock of RN Stockholder is Transferred, the RN Stockholder following such Sale Transaction shall be RN Parent; and (z) in the case of a Sale Transaction in which the Voting Stock of Napster Stockholder is Transferred, the Napster Stockholder following such Sale Transaction shall be Napster Parent.

Section 3.03. Compliance with Transfer Provisions. Any Transfer or deemed Transfer or attempted Transfer or deemed Transfer of Voting Stock in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer or deemed Transfer on its books or treat any purported transferee of such Voting Stock as the owner of such Voting Stock for any purpose.

Section 3.04. Legend. (a)During the term of this Agreement, each certificate evidencing Voting Stock held of record or owned by the Stockholders shall bear the following legends:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AND TRANSFERABLE ONLY UPON COMPLIANCE WITH THE PROVISIONS OF AN AMENDED AND RESTATED STOCKHOLDER AGREEMENT, DATED AS OF NOVEMBER 30, 2011, AMONG RHAPSODY INTERNATIONAL INC., REALNETWORKS, INC., REALNETWORKS DIGITAL MUSIC OF CALIFORNIA, INC., VIACOM INTERNATIONAL INC., DMS HOLDCO INC., NAPSTER, LLC, BEST BUY CO., INC. AND THE OTHER PARTIES THERETO, AS AMENDED. A COPY OF SUCH STOCKHOLDER AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF RHAPSODY INTERNATIONAL INC.”

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD EXCEPT IN A TRANSACTION REGISTERED UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT.”

(b) Upon a Person ceasing to have rights and obligations under this Agreement pursuant to the terms hereof or upon termination of this Agreement, such Person may surrender to the Company any certificates held of record by such Person and bearing the legend set forth in Section 3.04(a), and upon surrender of such certificates, the Company shall reissue such certificates without such legend.

Section 3.05. Right of First Offer. (a)Each of RN Stockholder, MTVN Stockholder, Napster Stockholder and any Other Stockholder agrees that it will not Transfer its Voting Stock to any Person (other than pursuant to Section 3.02) without first, so long as RN Stockholder or MTVN Stockholder, as applicable, owns at least twenty-five percent (25%) of the then outstanding shares of Voting Stock, offering to Transfer such Voting Stock to each of

RN Stockholder and MTVN Stockholder (for purposes of this Section 3.05, each, a “Non-initiating Stockholder”) (the “Right of First Offer”) (such Stockholder desiring to make any such Transfer, the “Initiating Stockholder,” the subject shares that the Initiating Stockholder seeks to Transfer, the “Offered Stock”). The Initiating Stockholder shall give written notice (the “ROFO Initiator Notice”) to the Non-initiating Stockholders of its bona fide intention to sell the Offered Stock, setting forth (i) the number of shares of Offered Stock and (ii) the material terms and conditions (other than price) upon which the Initiating Stockholder proposes to Transfer the Offered Stock.

(b) Upon receipt of the ROFO Initiator Notice, each of the Non-initiating Stockholders shall have a period of forty-five (45) days (“ROFO Notice Period”) to offer to purchase the Offered Stock by delivering a written notice (“ROFO Notice”) stating that it offers to purchase the Offered Stock on the terms specified in the ROFO Initiator Notice and designating the price that it is offering to pay, in cash, for the Offered Stock (“Offer Price”). A ROFO Notice shall be binding on the Non-initiating Stockholder upon delivery and irrevocable without the consent of the Initiating Stockholder. In the event that the Initiating Stockholder is Napster Stockholder or an Other Stockholder, RN Stockholder and MTVN Stockholder shall each be entitled to purchase their pro rata portion of the Offered Stock; provided that, if either MTVN Stockholder or RN Stockholder elects not to exercise its Right of First Offer, the other may, at its option, offer to purchase all (but not less than all) of the Offered Stock. For purposes of this Section 3.05, “pro rata portion” is the product of (i) a fraction, the numerator of which is the number of outstanding shares of Voting Stock which RN Stockholder or MTVN Stockholder, as applicable, then owns and the denominator of which is the number of outstanding shares of Voting Stock which RN Stockholder and MTVN Stockholder then own, in the aggregate, multiplied by (ii) the number of shares of Offered Stock set forth in the Initiator Notice.

(c) Within ten (10) Business Days after receipt of the ROFO Notice, the Initiating Stockholder shall indicate to the applicable Non-initiating Stockholder whether the Initiating Stockholder has accepted such Non-initiating Stockholder’s offer. An acceptance shall be indicated by sending irrevocable written notice of such acceptance to the applicable Non-initiating Stockholder, and the applicable Non-initiating Stockholder shall then be obligated to purchase, and the Initiating Stockholder shall then be obligated to sell, the Offered Stock on the terms and conditions set forth in the Initiator Notice at the Offer Price.

(d) If the Initiating Stockholder does not accept any offer made by the Non-initiating Stockholders or if neither of the Non-initiating Stockholders deliver a ROFO Notice in accordance with this Section 3.05, the Initiating Stockholder may, during the ninety (90)-day period following the expiration of the ROFO Notice Period and subject to the restrictions on Transfer contained in this Article III, enter into an agreement for the Transfer of all (but not less than all) Offered Stock with any Person (i) for a price, in cash, that is greater than the Offer Price and (ii) otherwise, on terms not more favorable in any material respect to the purchaser than those specified in the Initiator Notice.

(e) If the Initiating Stockholder does not enter into an agreement for the Transfer of the Offered Stock within such ninety (90)-day period referred to in Section 3.05(d), the Right of First Offer provided hereunder shall be deemed to be revived and such Offered Stock shall not be Transferred unless first reoffered to the Non-initiating Stockholders in accordance with this Section 3.05. Notwithstanding the foregoing, the Initiating Stockholder shall not propose to Transfer the Offered Stock more than once in any twelve-month period.

(f) The closing of the purchase and sale of any Offered Stock to be acquired by any Non-initiating Stockholder pursuant to this Section 3.05 shall be held at the offices of the Company on such date and time as the parties may agree but in all events within thirty (30) days following termination of the ROFO Notice Period (which thirty (30)-day period shall be extended solely to the extent needed to obtain any required governmental approvals). At the closing of such purchase and sale, the Initiating Stockholder shall deliver an assignment agreement transferring such Offered Stock, duly executed, free and clear of any Liens, against delivery of the purchase price therefor. Each party shall bear its own expenses in connection with a purchase and sale pursuant to this Section 3.05.

Section 3.06. Drag-Along Right. (a)In the event that RN Stockholder (for so long as such Stockholder owns at least twenty-five percent (25%) of the then outstanding shares of Voting Stock) and MTVN Stockholder (for so long as such Stockholder owns at least twenty-five percent (25%) of the then outstanding shares of Voting Stock) (for purposes of this Section 3.06, each, an “Original Stockholder”) shall have jointly entered into an agreement with any Person (such Person, a “Drag-Along Purchaser”) regarding the Transfer of all of their Voting Stock, an Original Stockholder shall be entitled, at its option, to require each Stockholder holding less than fifteen percent (15%) of the then outstanding shares of Voting Stock (the “Drag-Along Party”) to include all of its Voting Stock in such sale (the “Drag-Along Right”). The Drag-Along Right shall be exercised by written notice (the “Drag-Along Notice”) to the Drag-Along Party, at least thirty (30) days prior to closing of the proposed Transfer, of the identity of the Drag-Along Purchaser, the consideration offered for the transferring Stockholder’s Voting Stock (the “Drag-Along Price”), the terms of the Drag-Along Purchaser’s financing (if any and if known), the anticipated date of closing of the proposed Transfer and any other material terms and conditions of the proposed Transfer (the “Drag-Along Terms”). The Drag-Along Party shall be obligated to sell all of its Voting Stock to the Drag-Along Purchaser on the Drag-Along Terms at a price equal to the product of (x) the ratio of the percentage of ownership of Voting Stock then outstanding of the Drag-Along Party over the percentage of ownership of Voting Stock then outstanding of the transferring Stockholder and (y) the Drag-Along Price; provided, however, that the holders of shares of Preferred Stock shall be entitled to be paid the amount determined pursuant to Section 3(c) of Article IV of the Charter to the extent applicable. At the closing of such Transfer (which anticipated date, place and time shall be designated in the Drag-Along Terms), the Drag-Along Party shall deliver an assignment agreement transferring all of its Voting Stock, duly executed, free and clear of any Liens, against delivery of the purchase price therefor. Each party shall bear its own expenses in connection with a Transfer pursuant to this Section 3.06.

(b)Notwithstanding the foregoing, a Drag Along Party will not be required to comply with Section 3.06(a) above in connection with any proposed Transfer of Voting Stock (the “Proposed Sale”) unless (i) the Drag Along Party shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company and (ii) the liability for indemnification, if any, of such Drag Along Party in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company in connection with such Proposed Sale, is several and not joint with any other Person, and is pro rata in proportion to the amount of consideration paid to the Original Stockholders and any other Drag Along Parties in the Proposed Sale.

Section 3.07. Preemptive Right. (a)The Company hereby grants to each of RN Stockholder, MTVN Stockholder and Napster Stockholder (for purposes of this Section 3.07, each a “Participation Stockholder”), in the case of RN Stockholder or MTVN Stockholder, for so long as such Participation Stockholder continues to own at least ten percent (10%) of the then outstanding shares of Voting Stock and in the case of Napster Stockholder, for so long as Napster Stockholder owns less than (10%) of the then outstanding shares of Voting Stock, the right to purchase up to a pro rata portion of New Securities (as defined in paragraph (b) below) which the Company, from time to time, proposes to sell or issue following the date hereof. A Participation Stockholder’s pro rata portion, for purposes of this Section 3.07, is equal to the product of (i) a fraction, the numerator of which is the number of outstanding shares of Voting Stock which such Participation Stockholder then owns and the denominator of which is the total number of outstanding shares of Voting Stock then held by the Participation Stockholders, in the aggregate, multiplied by (ii) the number of New Securities the Company proposes to sell or issue.

(b) “New Securities” shall mean any common stock or other equity securities of the Company whether now authorized or not, any rights, options or warrants to purchase common stock or other equity securities and any Indebtedness or preferred stock of the Company which is convertible into common stock or other equity securities (or which is convertible into a security which is, in turn, convertible into common stock or other equity securities); provided that the term “New Securities” does not include (i) Indebtedness of the Company which is not by its terms convertible into common stock; (ii) common stock issued as a stock dividend to all holders of Voting Stock and Class B Stock pro rata or upon any subdivision or combination of shares of common stock; (iii) common stock, or other equity capital exchangeable for or convertible into shares of common stock, issued to any employee or director and approved by the Board and any employee or director stock options approved by the Board; (iv) common stock issued for the acquisition of another corporation or other entity by the Company by stock purchase, merger, purchase of substantially all assets or other reorganization approved by the Board; (v) the issuance of common stock upon the exercise or conversion of any rights, options or warrants to purchase common stock outstanding prior to the issuance of New Securities; and (vi) common stock issuable in a Public Offering; and provided, further, that if any “New Securities” include common stock and other equity securities coupled as a package, “New Securities” shall mean the package of securities and not each class of securities individually.

(c) In the event the Company proposes to issue New Securities, the Company shall give each Participation Stockholder written notice of such proposal, describing the type of New Securities and the price and the terms upon which the Company proposes to issue the same. For a period of fifteen (15) Business Days following the delivery of such notice by the Company, the Company shall be deemed to have irrevocably offered to sell to each Participation Stockholder its pro rata share of such New Securities for the price and upon the terms specified in the notice. Each Participation Stockholder may exercise its rights of participation hereunder by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. Each Participation Stockholder shall also be entitled to indicate a desire to purchase all or a portion of any New Securities remaining after such pro rata allocation. If, as a result of such oversubscription right, such oversubscriptions exceed the total number of New Securities available in respect of such oversubscription right, the oversubscribing Participation Stockholders shall be cut back with respect to their oversubscriptions on a pro rata basis (based on the number of outstanding shares of Voting Stock held by them at such time) or as they may otherwise agree among themselves.

(d) In the event that the Participation Stockholders fail to commit to purchase all of such New Securities within said fifteen (15)-Business Day period, the Company shall have ninety (90) days thereafter to sell the New Securities with respect to which the right of participation was not exercised, at a price and otherwise upon terms no more favorable to the purchasers thereof than specified in the Company’s notice given pursuant to Section 3.07(c).

(e) The closing for any such issuance shall take place as proposed by the Company with respect to the New Securities to be issued (but in no event sooner than fifteen (15) Business Days after notice is given to each Participation Stockholder), at which closing the Company shall deliver certificates for the New Securities in the respective names of the purchasing Stockholders against receipt of payment therefor. Each party shall bear its own expenses in connection with any such issuance pursuant to this Section 3.07.

Section 3.08. Tag-Along Right. (a) Except for Transfers permitted under Section 3.02(i) and 3.02(iii), at any time, (x) for so long as each of MTVN Stockholder and RN Stockholder continue to own at least twenty-five percent (25%) of the then outstanding shares of Voting Stock, both of MTVN Stockholder and RN Stockholder seek to Transfer in any transaction or series of related transactions more than fifty percent (50%) of their respective shares of Voting Stock or (y) any Stockholders collectively seek to Transfer shares of Voting Stock in a transaction or series of related transactions that would result in the Transfer of more than fifty percent (50%) of the then outstanding shares of Voting Stock to any Person (in each case, the Stockholders seeking to make such Transfer, the “Selling Stockholders”), then so long as Napster Stockholder continues to own at least fifty percent (50%) of the shares of Voting Stock owned by Napster Stockholder on the date hereof the Selling Stockholders shall provide written notice (the “Tag-Along Notice”) to Napster Stockholder, at least thirty (30) days prior to closing of the proposed Transfer, of the identity of the prospective transferee, the consideration offered for the Selling Stockholders’ Voting Stock, the terms of the prospective purchaser’s financing (if any and if known), the anticipated date of closing of the proposed Transfer and any other material terms and conditions of the proposed Transfer (the “Tag-Along Terms”).

(b) Upon receipt of a Tag-Along Notice, Napster Stockholder shall have the right to participate in such proposed Transfer on the Tag-Along Terms on a pro rata basis with the Selling Stockholders (based on the number of outstanding shares of Voting Stock held by them at such time), exercisable by delivering written notice to the Selling Stockholders within 10 Business Days from the date of receipt of the Tag-Along Notice. The right of Napster Stockholder pursuant to this Section 3.08(b) shall terminate with respect to that proposed Transfer if not exercised within such 10-Business Day period.

(c) Following the expiration of the 10-Business Day period referred to in Section 3.08(b), if Napster Stockholder shall have exercised its right to participate in such Transfer pursuant to Section 3.08(b), Napster Stockholder shall notify the Selling Stockholders of the amount of Voting Securities which Napster Stockholder has elected to include in the proposed Transfer (up to the pro rata allocation described in Section 3.08(b)) (the “Tag-Along Equity”). The Selling Stockholders shall then be entitled and obligated to sell to the prospective transferee such Tag-Along Equity on the Tag-Along Terms with Napster Stockholder being subject, on a several and not a joint basis, to the same representations and warranties and covenants, and its pro rata proportion of any indemnities, holdback and escrow provisions, and any similar components of the Tag-Along Terms to which the Selling Stockholders are subject.

(d) At the closing of the proposed Transfer (which date, place and time shall be designated by the Selling Stockholders in the Tag-Along Notice), Napster Stockholder shall deliver an assignment agreement Transferring all of its Tag-Along Equity, duly executed by Napster Stockholder, free and clear of any liens, and any other documentation reasonably requested by MTVN Stockholder and RN Stockholder, against delivery of the purchase price therefor. Each party shall bear its own expenses in connection with a Transfer pursuant to this Section 3.08.

(e) In the event that, following delivery of a Tag-Along Notice, the 10-Business Day period set forth in Section 3.08(b) shall have expired without any exercise of the rights under Section 3.08(b) by Napster Stockholder, the Selling Stockholders shall have the right, during the 90-day period following the expiration of such 10-day period, to Transfer to the prospective transferee the offered Voting Securities on the Tag-Along Terms. In the event that the Selling Stockholders shall not have consummated such Transfer within such 90-day period, any subsequent Transfer of the Voting Securities shall once again be subject to the terms of this Section 3.08.

ARTICLE IV

Additional Covenants

Section 4.01. Actions Requiring Consent of RN Stockholder and MTVN Stockholder. For so long as RN Stockholder owns shares of Voting Stock of the Company representing at least twenty-five percent (25%) of the then outstanding shares of Voting Stock, without the approval of RN Stockholder, and for so long as MTVN Stockholder owns shares of Voting Stock of the Company representing at least twenty-five percent (25%) of the then outstanding shares of Voting Stock, without the approval of the MTVN Stockholder, no action shall be taken (either directly or indirectly by amendment, merger, consolidation or otherwise) by the Company or any Subsidiary thereof, or any director, officer, agent or employee of the Company or its Subsidiaries, which would cause or permit any:

(a) amendment, modification, termination or waiver of any provision of the Charter or By-laws, including any increase or decrease in the number of authorized shares of any class of the Company’s stock;

(b) issuance, sale, repurchase or retirement of any equity security or options or rights to acquire any equity security of the Company or any Subsidiary of the Company, including all terms and conditions in respect thereof; provided that this provision shall not apply with respect to issuances pursuant to the Company’s equity compensation plan of up to 34,000,000 shares of Class B Stock;

(c) incurrence or material modification of any Indebtedness of the Company or any Subsidiary of the Company, in the aggregate, in excess of $10 million in any fiscal year;

(d) (i) merger, consolidation, share exchange or sale (in one or a related series of transactions) of all or substantially all of the assets of the Company and any Subsidiary of the Company or (ii) sale or acquisition (in one or a related series of transactions) by the Company or any Subsidiary of the Company of any businesses with a sale or acquisition price in excess of $10 million;

(e) dissolution, liquidation, bankruptcy or reorganization of the Company or any Subsidiary of the Company;

(f) change in the terms, designations, powers, classification, preferences or other special rights, or the qualifications, limitations or restrictions, of equity securities of the Company;

(g) entrance into any transaction with (i) any Director or officer of the Company, (ii) RN Stockholder or any of its Affiliates, employees, directors or officers or (iii) MTVN Stockholder or any of its Affiliates, employees, directors or officers;

(h) a Public Offering of the Company or any Subsidiary thereof or any successor entity thereof; or

(i) entrance into any contract or taking of any action for the purpose of effecting any of the foregoing.

Section 4.02. Information Rights. From and after the date hereof, for so long as any Stockholder holds at least seven and one half percent (7.5%) of the then outstanding shares of Voting Stock, such Stockholder shall be entitled to receive from the Company the following information:

(a) as soon as available after the end of each fiscal year of the Company, and in any event within fifty (50) days after the end of each fiscal year of the Company, an audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and audited consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such year, certified by certified public accountants of established national reputation selected by the Company, which shall initially be KPMG LLP, and prepared in accordance with GAAP;

(b) as soon as available after the end of each fiscal quarter of the Company (other than the fourth quarter), and in any event within thirty (30) days after the end of each fiscal quarter of the Company (other than the fourth quarter), an unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and unaudited consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such fiscal quarter and for the current fiscal year to the end of such fiscal quarter, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto); and

(c) as soon as available after the end of each calendar month and in any event (i) within five (5) Business Days thereafter, a preliminary unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such month, and preliminary unaudited consolidated statement of income of the Company and its Subsidiaries for such month, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto), (ii) within ten (10) Business Days thereafter, a final unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such month, and final unaudited consolidated statement of income of the Company and its Subsidiaries for such month, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto) and (iii) within twenty (20) days thereafter, a summary of the Company’s financial performance not to exceed one page in length in a form to be mutually agreed upon by the Company and the recipients promptly following execution of this Agreement.

Section 4.03. Annual Audit. For so long as either MTVN Parent or RN Parent are required to include the Company’s audited financial statements in its filings or other reports with the U.S. Securities and Exchange Commission, each of MTVN Stockholder and RN Stockholder (the “Requesting Stockholder”) may, in the event that such Requesting Stockholder reasonably believes that the Company will not provide an audited consolidated balance sheet of the Company and its Subsidiaries within fifty (50) days of the end of any fiscal year of the Company as required by Section 4.03(a), at its sole option, elect to engage on behalf of the Company an auditor to perform an audit on the Company’s financial statements for such fiscal year, a copy of which shall be delivered to each of MTVN Stockholder and RN Stockholder. The Requesting Stockholder shall pay for the fees and expenses of such audit; provided, that if both MTVN Stockholder and RN Stockholder are required to include the Company’s audited financial statements in its filings with the U.S. Securities and Exchange Commission, each shall pay for one-half of the total fees and expenses of the audit. The Company shall, and shall cause its officers, directors, employees and other agents to, cooperate with the auditor engaged by the Requesting Stockholder in connection with the preparation of such audit, including by affording such auditor access at all reasonable times to the Company’s officers, employees, legal counsel, properties, offices, plants and other facilities and to all books and records of the Company.

Section 4.04. Access Rights. From and after the date hereof, the Company shall, and shall cause its officers, directors, employees, auditors and other agents to, for so long as any Stockholder holds at least seven and one half percent (7.5%) of the then outstanding shares of Voting Stock (a) afford the officers, employees, auditors and other agents of such Stockholder, during normal business hours and upon notice, access at all reasonable times to the Company’s officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records of the Company, and (b) afford such Stockholder the opportunity to discuss the Company’s affairs, finances and accounts with the Company’s officers from time to time as each such Stockholder may reasonably request.

ARTICLE V

Term

Section 5.01. Term. This Agreement shall become effective on the date hereof and shall continue in effect until (i) in the case of the provisions herein other than those set forth in Article VI, the earlier to occur of (a) the Company’s IPO, (b) a Deemed Liquidation Event or (c) a Transfer by the Stockholders of more than 50% of the aggregate Voting Stock of the Company and (ii) in the case of the provisions herein set forth in Article VI, the earlier to occur of (x) five years after the Company’s IPO, (y) a Deemed Liquidation Event or (z) when all Registrable Securities are eligible to be sold without restrictions under Rule 144 within any 90-day period; provided, however, that the rights and obligations of each Stockholder under this Agreement shall terminate as to such Stockholder upon the Transfer of all (but not less than all) Voting Stock owned by such Stockholder (so long as such Transfer is in accordance with the provisions of this Agreement).

ARTICLE VI

Registration Rights

Section 6.01. Demand Registration. (a)Upon the earlier of (i) the fifth anniversary of the date of this Agreement and (ii) the six-month anniversary of the Company’s IPO, the Company agrees that, upon the written request of either RN Stockholder or MTVN Stockholder so long as RN Stockholder or MTVN Stockholder, as applicable, owns at least twenty-five percent (25%) of the then outstanding shares of Voting Stock (the “Initiating Holders”) (a “Demand Registration”), it will as promptly as reasonably practical (but in any event within 45 days of receipt of such request) prepare and file a registration statement under the Securities Act (a “Registration Statement”, which term will include any amendments thereto and any documents incorporated by reference therein); provided that (i) the Company will not be obligated to effect (x) a Demand Registration if a Registration Statement pursuant to this Section 6.01 or Section 6.02 in which the holders of Registrable Securities had the right to include Registrable Securities was declared effective within 12 months prior to the date of the request for a Demand Registration, so long as the number of Registrable Securities which the holders of Registrable Securities requested to include in such Registration Statement was not reduced pursuant to Section 6.03 or (y) more than one Demand Registration (other than Demand Registrations taking the form of Shelf Options) for each of RN Stockholder and MTVN Stockholder (for a total of up to two Demand Registrations) under this Agreement and (ii) the Registrable Securities for which a Demand Registration has been requested will have a value (based on the average closing price per share of the Common Stock (or any successor security) for the ten trading days preceding the delivery of the Initiating Holders’ request for such Demand Registration, or, if such average trading information is not available, as determined in good faith by the Board) of not less than $10,000,000 (or, in the case of a Shelf Option, $5,000,000); provided further that no registration will be counted towards the limitation in clause (i)(y) of the previous proviso unless all Registrable Securities requested to be registered where so registered or such registration was withdrawn at the request of the Initiating Holders (other than as a result of a material adverse change to the Company). Each such request for a Demand Registration by the Initiating Holders will specify the number of shares of Registrable Securities proposed to be offered for sale and will also specify the intended method of distribution thereof and, following receipt of such demand, the Company will give written notice of such Demand Registration to the holders of Registrable Securities (other than the Initiating Holders) as soon as practicable (but in no event less than 30 days before the anticipated filing date), and upon the written request, given within 15 days after delivery of any such notice by the Company, of any such holder of Registrable Securities (other than the Initiating Holders) to include in such Demand Registration Registrable Securities (which request shall specify the number of Registrable Securities proposed to be included in such registration), the Company will cause all such Registrable Securities to be included in such registration on the same terms and conditions as the Registrable Securities of the Initiating Holders. Upon the written request of Initiating Holders holding at least ten percent (10%) of the Registrable Securities then outstanding, the Demand Registration shall be effected by filing the Registration Statement on Form S-3 (if such form is available for such offering or, if such form is not available for such offering, other appropriate form) (the “Shelf Registration Statement”) which provides for the sale by the Participating Stockholders of their Registrable Securities from time to time in underwritten public offerings pursuant to Rule 415 under the Securities Act (the “Shelf Option”); provided that (i) the Initiating Holders may not elect the Shelf Option if the request thereunder is in connection with or would constitute the Company’s IPO and (ii) the Initiating Holders may not elect more than one Shelf Option within any 365 day period.

(b) The Company agrees to use its commercially reasonable efforts (i) to cause any Registration Statement to be declared effective (unless it becomes effective automatically upon filing) as promptly as reasonably practicable after the filing thereof and (ii) to keep such Registration Statement effective for a period of (x) not less than 90 days or, if earlier, the period sufficient to complete the distribution of the Registrable Securities pursuant to such Registration Statement or (y) in the case of a Shelf Registration Statement, for a period ending on the first date on which all the Registrable Securities covered by such Shelf Registration Statement have been sold pursuant to such Shelf Registration Statement, but in no event longer than 180 days. The Company shall be deemed not to have used its commercially reasonable efforts to keep a Registration Statement effective during the requisite period if it voluntarily takes any action that would result in the Participating Stockholders not being able to offer and sell their Registrable Securities included in such offering during that period, unless such action is required by applicable Law or is pursuant to Section 6.06. The Company further agrees to supplement or make amendments to the Registration Statement as may be necessary to keep such Registration Statement effective for the period set forth in clause (ii) above, including (A) to respond to the comments of the SEC, if any, (B) as may be required by the registration form utilized by the Company for such Registration Statement or by the instructions applicable to such registration form, (C) as may be required by the Securities Act or the rules and regulations thereunder or (D) the Company as may be reasonably requested in writing by any Participating Stockholder or any Underwriter. The Company agrees, at least ten days before filing with the SEC a Registration Statement or prospectus and at least two days before filing with the SEC any amendments or supplements thereto, to furnish to the Underwriters, if any, to the Participating Stockholders, and to one counsel selected by the Participating Stockholders copies of all such documents proposed to be filed, which documents shall be subject to the review and reasonable comments of such Persons.

(c) In the event an offering of shares of Registrable Securities involves one or more Underwriters, MTVN Stockholder and RN Stockholder (provided that they are Participating Stockholders in such offering) will jointly (and if only one such Stockholder is a Participating Stockholder in such offering, such Stockholder acting individually) select the lead bookrunning Underwriter and any additional Underwriters in connection with the offering, subject to the reasonable approval of the Company.

(d) Notwithstanding the foregoing provisions of this Section 6.01, the holders of Registrable Securities may not request a Demand Registration during a period commencing upon filing (or earlier, but not more than 30 days prior to such filing upon notice by the Company to the holders of Registrable Securities that it so intends to file) a Registration Statement for Equity Securities of the Company (for its own account or for any other security holder) and ending (i) 90 days after such Registration Statement is declared effective by the SEC (or becomes automatically effective) or up to 180 days in the case of an underwriting if and to the extent requested by the lead Underwriter, (ii) upon the withdrawal of such Registration Statement or (iii) 30 days after such notice if no such Registration Statement has been filed within such 30-day period, whichever occurs first; provided that the foregoing limitation will not apply if the holders of Registrable Securities were not given the opportunity, in violation of Section 6.01(a) or 6.02, to include its Registrable Securities in the Registration Statement described in this Section 6.01(d); provided, further, that in no event will the holders of Registrable Securities be restricted hereunder for more than 180 days in any 12-month period.

(e) The Initiating Holders will be permitted to rescind a Demand Registration at any time; provided that if the Initiating Holders rescind a Demand Registration, such Demand Registration will nonetheless count as a Demand Registration for purposes of determining when future Demand Registrations can be requested pursuant to this Section 6.01, unless the Initiating Holders reimburse the Company for all expenses incurred by the Company in connection with such Demand Registration.

Section 6.02. Piggyback Registration. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of Equity Securities of the Company for the Company’s own account (other than a Registration Statement on Form S-4 or S-8 (or any substitute form that may be adopted by the SEC)), then the Company will give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable (but in no event less than 30 days before the anticipated filing date), and upon the written request, given within 15 days after delivery of any such notice by the Company, of any holder of Registrable Securities to include in such registration Registrable Securities (which request shall specify the number of Registrable Securities proposed to be included in such registration), the Company will cause all such Registrable Securities to be included in such registration on the same terms and conditions as the Company’s Equity Securities to be registered (a “Piggyback Registration”); provided, however, that if at any time after giving written notice of such proposed filing and prior to the effective date of the Registration Statement filed in connection with such registration, the Company shall determine for any reason not to proceed with the proposed registration of the securities, the Company may, at its election, give written notice of such determination to the Participating Stockholders and, thereupon, will be relieved of its obligation to register any Registrable Securities in connection with such registration. The Company will control the determination of the form of any offering contemplated by this Section 6.02, including whether any such offering will be in the form of an underwritten offering and, if any such offering is in the form of an underwritten offering, the Company will select the lead Underwriter and any additional Underwriters in connection with such offering.

Section 6.03. Reduction of Offering. Notwithstanding anything contained herein, if the lead Underwriter of an underwritten offering described in Section 6.01 or Section 6.02 advises the Company in writing that the number of Equity Securities of the Company (including any Registrable Securities) that the Company, the Participating Stockholders and any other Persons intend to include in any Registration Statement is such that the success of any such offering would be materially and adversely affected, including the price at which the securities can be sold, then the number of Equity Securities of the Company to be included in the Registration Statement for the account of the Company, the Participating Stockholders and any other Persons will be reduced pro rata (based on the number of securities to the registered) to the extent necessary to reduce the total amount of securities to be included in any such Registration Statement to the amount recommended by such lead Underwriter; provided that (a) priority in the case of a Demand Registration pursuant to Section 6.01 will be (i) first, the Registrable Securities requested to be included in the Registration Statement for the account of the Participating Stockholders, (ii) second, securities initially proposed to be offered by the Company for its own account and (iii) third, pro rata among any other securities of the Company requested to be registered by the holders thereof pursuant to a contractual right, so that the total number of registrable securities to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead Underwriter; and (b) priority in the case of a Piggyback Registration initiated by the Company for its own account pursuant to Section 6.02 will be (i) first, pro rata among securities initially proposed to be offered by the Company for its own account and Registrable Securities requested to be included in the Registration Statement for the account of the Participating Stockholders, and (ii) second, pro rata among any other securities of the Company requested to be registered pursuant to a contractual right, so that the total number of registrable securities to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead Underwriter.

Section 6.04. Registration Procedures. (a) Subject to the provisions of Section 6.01, in connection with the registration of the sale of Registrable Securities hereunder, the Company will as promptly as reasonably practicable:

(i) furnish to the Participating Stockholders without charge, if requested, prior to the filing of a Registration Statement, copies of such Registration Statement as it is proposed to be filed, and thereafter such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), copies of any and all transmittal letters or other correspondence with the SEC relating to such Registration Statement and such other documents in such quantities as the Participating Stockholders may reasonably request from time to time in order to facilitate the disposition of such Registrable Securities;

(ii) use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Participating Stockholders reasonably request and do any and all other acts and things as may be reasonably necessary or advisable to enable the Participating Stockholders to consummate the disposition of such Registrable Securities in such jurisdictions; provided that the Company will not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.04(a)(ii), (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction;

(iii) notify the Participating Stockholders at any time when a prospectus relating to Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in a Registration Statement or amendment or supplement relating to such Registrable Securities contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Company will promptly prepare and file with the SEC a supplement or amendment to such prospectus and Registration Statement (and comply with the applicable provisions of Rules 424, 430A and 430B under the Securities Act) in a timely manner so that, as thereafter delivered to the purchasers of the Registrable Securities, such prospectus and Registration Statement will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(iv) advise the Underwriter, if any, and the Participating Stockholders promptly and, if requested by such Persons, confirm such advice in writing, of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Securities for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes. If at any time the SEC shall issue any stop order suspending the effectiveness of the Registration Statement, or any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Registrable Securities under state securities or blue sky laws, the Company shall use its commercially reasonable efforts to obtain the withdrawal or lifting of such order at the earliest possible time;

(v) use its commercially reasonable efforts to cause such Registrable Securities to be registered with or approved by such other governmental entities as may be necessary by virtue of the business and operations of the Company to enable the Participating Stockholders to consummate the disposition of such Registrable Securities; provided that the Company will not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.04(a)(v), (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction;

(vi) enter into agreements and use commercially reasonable efforts to take such other actions as are reasonably requested by the Participating Stockholders in order to expedite or facilitate the disposition of such Registrable Securities, including preparing for and participating in such number of road shows and all such other customary selling efforts as the Underwriters reasonably request in order to expedite or facilitate such disposition;

(vii) make available for inspection by the Participating Stockholders, any Underwriter participating in any disposition of such Registrable Securities, and any attorney for the Participating Stockholders and any Underwriter and any accountant or other agent retained by the Participating Stockholders or any such Underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as will be reasonably necessary to enable them to conduct customary due diligence with respect to the Company and the related Registration Statement and prospectus, and cause the Representatives of the Company and its Subsidiaries to supply all information reasonably requested by any such Inspector in connection with such disposition; provided that (x) Records and information obtained hereunder will be used by such Inspector only to conduct such due diligence and (y) Records or information that the Company determines, in good faith, to be confidential will not be disclosed by such Inspector unless (A) the disclosure of such Records or information is necessary to avoid or correct a material misstatement or omission in a Registration Statement or related prospectus or (B) the release of such Records or information is ordered pursuant to a subpoena or other order from a court or governmental entity with competent jurisdiction;

(viii) use its commercially reasonable efforts to obtain and deliver to each Underwriter a comfort letter from the independent public accountants for the Company in customary form and covering such matters of the type customarily covered by comfort letters as such Underwriter may reasonably request;

(ix) use its commercially reasonable efforts to obtain and deliver to each Underwriter a 10b-5 statement and legal opinion from the Company’s counsel in customary form and covering such matters as are customarily covered by 10b-5 statements and legal opinions as such Underwriter may reasonably request;

(x) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make generally available to its security holders, within the required time period, an earnings statement covering a period of 12 months, beginning with the first fiscal quarter after the effective date of the Registration Statement relating to such Registrable Securities (as the term “effective date” is defined in Rule 158(c) under the Securities Act), which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder or any successor provisions thereto; and

(xi) use its commercially reasonable efforts to cause such Registrable Securities to be listed or quoted on a national securities exchange or national quotation system.

(b) In connection with the Registration Statement relating to such Registrable Securities covering an underwritten offering, the Company and the Participating Stockholders agree to enter into a written agreement with each Underwriter selected in the manner herein provided in such form and containing such provisions (including as to indemnification and contribution) as are customary in the securities business for such an arrangement between such Underwriter and companies of the Company’s size and investment stature at the time of the offering. The representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such Underwriter in such written agreement with such Underwriter will also be made to and for the benefit of the Participating Stockholders.

Section 6.05. Information and Developments.

(a) The Company may require the Participating Stockholders to furnish to the Company such information regarding the Participating Stockholders or the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing, in each case only as required by the Securities Act or the rules and regulations thereunder or under state securities or blue sky laws.

(b) Each Participating Stockholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 6.04(a)(iii) hereof or a condition described in Section 6.06, such Participating Stockholder will forthwith discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering the sale of such Registrable Securities until such Participating Stockholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 6.04(a)(iii) hereof or notice from the Company of the termination of the Deferral Period.

Section 6.06. Black-out Period. The Company’s obligations to file or maintain the effectiveness of a Registration Statement pursuant to Section 6.01 and Section 6.02 hereof will be suspended if compliance with such obligations would require the Company to disclose a material financing, acquisition, disposition or other similar corporate development or other materially adverse non-public information concerning the Company, in each case which the Company is not otherwise required to disclose at such time, and the Board has reasonably determined that such disclosure would be significantly disadvantageous to the Company, in which case the Company shall furnish to the Participating Stockholders a resolution of the Board stating that the Company is delaying compliance with such obligations pursuant to this Section 6.06 and setting forth in reasonable detail the reasons, subject to any confidentiality obligations; provided that any such suspension will not exceed 90 days and all such suspensions will not exceed 180 days in any 12-month period (the “Deferral Period”). The Company will promptly give the Participating Stockholders written notice of any such suspension containing the approximate length of the anticipated delay, and the Company will notify the Participating Stockholders upon the termination of the Deferral Period.

Section 6.07. Registration Expenses. All fees and expenses incident to the Company’s performance of or compliance with the obligations of this Article VI, including all fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for any Underwriters in connection with blue sky qualifications of Registrable Securities), printing expenses, messenger and delivery expenses of the Company, any registration or filing fees payable under any Federal or state securities or blue sky laws, the fees and expenses incurred in connection with any listing or quoting of the securities to be registered on any national securities exchange or automated quotation system, fees of The Financial Industry Regulatory Authority, fees and disbursements of counsel for the Company, fees of its independent certified public accountants and any other public accountants who are required to deliver comfort letters (including the expenses required by or incident to such performance), transfer taxes, fees of transfer agents and registrars, costs of insurance, reasonable fees and expenses of one counsel (in addition to any local counsel) for the Participating Stockholders (such fees and expenses of counsel for the Participating Stockholders not to exceed $25,000 in the aggregate) and the fees and expenses of other Persons retained by the Company will be borne by the Company. The Participating Stockholders will bear and pay any underwriting discounts and commissions and stock transfer taxes applicable to Registrable Securities offered for its account pursuant to any Registration Statement.

Section 6.08. Indemnification; Contribution.

(a) In connection with any registration of Registrable Securities pursuant to Section 6.01 or Section 6.02 hereof, the Company agrees to indemnify and hold harmless, to the fullest extent permitted by Law, each Participating Stockholder, their Affiliates, directors, officers and stockholders and each Person who controls each such Participating Stockholder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”) against any and all losses, claims, damages, liabilities and expenses, joint or several (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any part of any Registration Statement, any preliminary or final prospectus used in connection with the Registrable Securities or any Issuer FWP, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided that the Company will not be required to indemnify any Indemnified Persons for any losses, claims, damages, liabilities or expenses resulting from any such untrue statement or omission if such untrue statement or omission was made in reliance on and in conformity with any information with respect to any Indemnified Person furnished to the Company in writing by a Participating Stockholder expressly for use therein. In connection with an underwritten offering, the Company will indemnify each Underwriter, the officers and directors of such Underwriter, and each Person who controls such Underwriter (within the meaning of either the Securities Act or the Exchange Act) to the same extent as provided above with respect to the indemnification of the Participating Stockholders; provided that such Underwriter agrees to indemnify the Company to the same extent as provided below with respect to the indemnification of the Company by the Participating Stockholders.

(b) In connection with any Registration Statement, preliminary or final prospectus or Issuer FWP, each Participating Stockholder, severally and not jointly. agrees to indemnify the Company, the Directors, its officers who sign such Registration Statement and each Person, if any, who controls the Company (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as the foregoing indemnity from the Company to the Participating Stockholders, but only with respect to information with respect to any Indemnified Person furnished to the Company in writing by such Participating Stockholder expressly for use in such Registration Statement, preliminary or final prospectus, or Issuer FWP.

(c) In case any proceeding (including any governmental investigation) will be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 6.08(a) or (b), such Person (hereinafter called the “indemnified party”) will promptly notify the Person against whom such indemnity may be sought (hereinafter called the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, will retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and will pay the fees and disbursements of such counsel related to such proceeding; provided that failure to so notify an indemnifying party shall not relieve it from any liability which it may have hereunder, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice. In any such proceeding, any indemnified party will have the right to retain its own counsel, but the fees and expenses of such counsel will be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party will have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party will have been advised in writing by counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them. It is understood that the indemnifying party will not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such indemnified parties, and that all such reasonable fees and expenses will be reimbursed as they are incurred. In the case of the retention of any such separate firm for the indemnified parties, such firm will be designated in writing by the indemnified parties. The indemnifying party will not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there has been a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party will have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel as contemplated by the third sentence of this Section 6.08(c), the indemnifying party agrees that it will be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 15 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party will not have reimbursed the indemnified party in accordance with such request or reasonably objected in writing, on the basis of the standards set forth herein, to the propriety of such reimbursement prior to the date of such settlement. No indemnifying party will, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement is of a claim for monetary damages only, such claim has been settled by the payment of money only and such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d) If the indemnification provided for in this Section 6.08 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to in this Section 6.08, then the indemnifying party, in lieu of indemnifying such indemnified party, will contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above will be deemed to include, subject to the limitations set forth in Section 6.08(c), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

(e) The parties agree that it would not be just and equitable if contribution pursuant to Section 6.08(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in Section 6.08(d). No Person guilty of “fraudulent misrepresentation” (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(f) Notwithstanding the provisions of this Section 6.08, no Participating Stockholder shall be required to make any indemnification or contribution payment, in the aggregate, in any amount in excess of the amount of the net proceeds received by such Participating Stockholder with respect to the Registrable Securities.

(g) If indemnification is available under this Section 6.08, the indemnifying party will indemnify each indemnified party to the full extent provided in Sections 6.08(a) and (b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in Section 6.08(d) or (e).

Section 6.09. Lock-Up. If and to the extent requested by the lead Underwriter of the Company’s IPO, the Company and the Participating Stockholders agree not to, and the Company shall use commercially reasonable efforts to cause its officers and directors not to, effect, and to cause their respective Affiliates not to effect, except as part of such registration, any offer, sale, pledge, transfer or other distribution or disposition or any agreement with respect to the foregoing, of the issue of Registrable Securities being registered or offered, as applicable, or of a similar security of the Company, or any securities into which such Registrable Securities are convertible, or any securities convertible into, or exchangeable or exercisable for, such Registrable Securities, including a sale pursuant to Rule 144 under the Securities Act, during a period of up to 180 days after the effective date of such registration as reasonably requested by the lead Underwriter; provided that such agreement shall only be applicable if all officers, directors and holders of more than one percent (1%) of the Voting Stock of the Company enter into similar agreements; and provided further that if the Company or the lead Underwriter release any Registrable Securities or any other securities (the “Released Securities”) from the restrictions contemplated by this Section 6.09 before the end of the period set by the Company or the lead Underwriter, then the Registrable Securities of each Participating Stockholder shall be released from the restrictions contemplated by this Section 6.09 in the same proportion as the Released Securities bear to the total number of securities held by such Participating Stockholder that were subject to the restrictions contemplated by this Section 6.09.

ARTICLE VII

General Provisions

Section 7.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including a facsimile or similar writing) and shall be given to such party at the address or facsimile number set forth below or as such party shall hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective (i) if given by facsimile, at the time such facsimile is transmitted and the appropriate confirmation is received (or, if such time is not during a Business Day, at the beginning of the next such Business Day), (ii) if given by mail, five (5) Business Days (or (x) if by overnight courier, one (1) Business Day or (y) if to an address outside the United States, seven (7) Business Days) after such communication is deposited in the mails with first-class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified pursuant to this Section 7.01.

(i) if to the Company, to:

Rhapsody International Inc.

1420 Fifth Avenue

Suite 1500

Seattle, Washington 98101

Email: jirwin@rhapsody.com

Attention: Chief Operating Officer

(ii) if to RN Sub or RN Parent, to:

2601 Elliott Avenue

Suite 1000

Seattle, WA 98121

Phone: 206-674-2700

Email: tdaw@real.com

Attention: Tracy D. Daw

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Phone: 212-310-8000

Fax: 212-310-8007

Email: ted.waksman@weil.com and steven.peck@weil.com

Attention: Ted S. Waksman and Steven M. Peck

(iii) if to MTVN Sub or MTVN Parent, to:

1515 Broadway

New York, NY 10036

Phone: 212-258-6070

Fax: 212-258-6099

Email: michael.fricklas@viacom.com

Attention: Michael D. Fricklas

with a copy to:

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, NY 10019

Phone: 212-474-1000

Fax: 212-474-3700

Email: fsaeed@cravath.com

Attention: Faiza J. Saeed

(iv) if to Napster or Napster Parent, to:

Best Buy Co., Inc.

7601 Penn Ave. S.

Minneapolis, Minnesota 55423

Fax: 612-292-2323

Attention: Legal Department - M&A

with a copy to:

Dorsey & Whitney LLP

Suite 1500

50 South Sixth Street

Minneapolis, Minnesota 55402

Fax: 612-340-7800

Email: knopf.matthew@dorsey.com and marsalek.john@dorsey.com

Attention: Matthew J. Knopf and John Marsalek

(v) if to any Other Stockholder, to such address as set forth on Schedule F.

Section 7.02. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 7.03. Integration. This Agreement, the Transaction Agreement, the Asset Purchase Agreement, the Transaction Documents (as defined in the Transaction Agreement) and all other written agreements contemporaneously entered into herewith by the parties constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties in connection herewith, and no covenant, representation or condition not expressed in this Agreement shall affect, or be effective to interpret, change or restrict, the express provisions of this Agreement.

Section 7.04. No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of all the parties hereto and their successors and assigns, and their legal representatives. No Stockholder may assign this Agreement or any of its rights, interests or obligations in connection with a Transfer of Voting Stock hereunder except to the extent such rights, interests and obligations relate to Voting Stock and the Transfer of such Voting Stock is in accordance with this Agreement and is provided for or contemplated herein.

Section 7.05. Applicable Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof. The Company and each of the Stockholders, by its, his or her execution hereof, (i) hereby irrevocably submit to the exclusive jurisdiction of the state and Federal courts located within the borough of Manhattan of the City, County and State of New York for the purposes of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waive, to the extent not prohibited by applicable law, and agree not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it, he or she is not subject personally to the jurisdiction of the above-named courts, that its, his or her property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named courts is improper or that this Agreement or the subject matter hereof may not be enforced in or by such courts and (iii) hereby agree not to commence any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof other than before the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise. The Company and each of the Stockholders hereby consent to service of process in any such proceeding, and agree that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 7.01, is reasonably calculated to give actual notice.

Section 7.06. Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid; provided, however, that in such case the Stockholders shall endeavor to amend or modify this Agreement to achieve to the extent reasonably practicable the purpose of the invalid provision or provisions.

Section 7.07. Amendment. Any amendments, modifications, supplements, restatements to or waivers of, or the termination of, this Agreement shall require the consent of: (i) RN Stockholder, for so long as RN Stockholder has a right to designate at least one Director pursuant to Section 2.01(a)(i); (ii) MTVN Stockholder, for so long as MTVN Stockholder has a right to designate at least one Director pursuant to Section 2.01(a)(ii); (iii) Napster Stockholder with respect to any amendment to Section 3.08 and (iv) the Company; provided that no such amendment, modification, supplement, restatement, waiver or termination shall have a disproportionate and materially adverse effect on the interests of a party hereunder or thereunder without the written consent of such party so affected.

Section 7.08. Headings. The titles of the sections and subsections of this Agreement are for convenience of reference only and shall not be interpreted to limit or amplify the provisions of this Agreement.

Section 7.09. Waiver of a Jury Trial. Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement.

Section 7.10. Enforcement. (a)Each party hereto acknowledges that the other parties would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements of any of the other parties in this Agreement were not performed in accordance with its terms, and it is therefore agreed that each party hereto, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such actual or potential breach and enforcing specifically the terms and provisions hereof, and each party hereto hereby waives (i) any and all defenses they may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief and (ii) the need to post any bond that may be required in connection with the granting of such an injunction or other equitable relief.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 7.11. Waiver. No failure by any party to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement or to exercise any right or remedy consequent upon a breach of such or any other covenant, agreement, term or condition shall operate as a waiver of such or any other covenant, agreement, term or condition of this Agreement. Any party by notice given in accordance with Section 7.01 may, but shall not be under any obligation to, waive any of its rights or conditions to its obligations hereunder, or any duty, obligation or covenant of any other party. No waiver shall affect or alter the remainder of this Agreement but each and every covenant, agreement, term and condition hereof shall continue in full force and effect with respect to any other then existing or subsequent breach.

Section 7.12. Confidentiality. Each Stockholder expressly acknowledges that such Stockholder may receive confidential and proprietary information relating to the Company, including information relating to the Company’s financial condition and business plans, and that the disclosure of such confidential information to a third party would cause irreparable injury to the Company. Except with the prior written consent of the Company, no Stockholder shall disclose any such information to a third party (other than on a “need to know” basis to any Affiliate or any employee, agent, representative or contractor of such Stockholder or its Affiliates), and each Stockholder shall use reasonable efforts to preserve the confidentiality of such information. The obligations of each Stockholder under this Section 7.12 shall survive the termination of this Agreement for a period of two years. Information exchanged between Stockholders shall be non-confidential unless exchanged pursuant to a separate confidentiality agreement executed between such Stockholders. Notwithstanding the foregoing, a Stockholder shall not be bound by the confidentiality obligations in this Section 7.12 with respect to any information that is currently or becomes (a) required to be disclosed by such Stockholder pursuant to applicable law (but only to the extent of such requirement), (b) publicly known or available without unlawful action or improper disclosure on the part of such Stockholder or (c) known or available to such Stockholder via legitimate means other than through or on behalf of the Company or the other Stockholders.

Section 7.13. Other Stockholders. Subject to the restrictions on Transfers of Voting Stock contained herein, any Person who is not RN Stockholder, MTVN Stockholder or Napster Stockholder acquiring Voting Stock (“Other Stockholder”), shall, on or before the transfer or issuance to it of Voting Stock and as a condition precedent thereto, sign an Adoption Agreement. Upon the Transfer of all (but not less than all) of the Voting Stock owned by RN Stockholder, MTVN Stockholder or Napster Stockholder to an Other Stockholder, such Stockholder shall be assigned the rights, interests and obligations hereunder of RN Stockholder, MTVN Stockholder or Napster Stockholder, as applicable, to the extent that RN Stockholder, MTVN Stockholder or Napster Stockholder, as applicable, has rights, interests and obligations immediately prior to such Transfer. The name and address of each Other Stockholder shall be listed on Schedule F, as amended from time to time.

Section 7.14. Publicity. Neither the Company nor any Stockholder shall issue any public release or make any press statement about the Company, its business or the transactions contemplated hereby without the consent of each Stockholder, except as otherwise required by applicable law.

Section 7.15. Absence of Presumption. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event of ambiguity or in the event that any question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by such parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 7.16. Expenses. Each Stockholder shall be responsible for its own expenses incurred in connection with this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each party has duly executed this Agreement as of the date first written above.

RHAPSODY INTERNATIONAL INC.

By	/s/ Jon M. Irwin
Name: Jon M. Irwin
Title: President

REALNETWORKS, INC.

By	/s/ Michael Lunsford
Name: Michael Lunsford Title: Executive Vice President

REALNETWORKS DIGITAL MUSIC OF CALIFORNIA, INC.

By	/s/ Michael Lunsford
Name: Michael Lunsford Title: President

VIACOM INTERNATIONAL INC.

By	/s/ W. Keyes Hill-Edgar
Name: W. Keyes Hill-Edgar Title: Senior Vice President & Assistant Secretary

DMS HOLDCO INC.

By	/s/ W. Keyes Hill-Edgar
Name: W. Keyes Hill-Edgar
Title: Senior Vice President & Assistant Secretary

BEST BUY CO., INC.

by	/c/ Chris Homeister
Name:Chris Homeister
Title:General Manager & SVP

NAPSTER, LLC

By	/s/ Christopher W. Allen
Name: Christopher W. Allen
Title: General Manager - Napster

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